ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT made as of the _____ day of __________ 2009 by and between CLARITY FUND, INC, having its principal office at 2001 Westown Parkway, Suite 110, West Des Moines, Iowa 50265 (“Fund”) and CLARITY CAPITAL MANAGEMENT, INC., having its principal office at 2001 Westown Parkway, Suite 110, West Des Moines, Iowa 50265 (“Clarity Capital”).

WHEREAS, Fund, a Nebraska corporation organized to conduct business as a non-diversified registered investment company, desires to retain Clarity Capital to provide investment advisory services to Fund, and Clarity Capital is willing to render such investment advisory services.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.  Designation as Adviser/Investment Manager.  Fund hereby designates Clarity Capital as an investment manager as of the effective date of this Agreement.

Section 2.  Acceptance of Designation; Standard of Performance.  Clarity Capital accepts its designation as an investment adviser and agrees to use its best professional judgment to make timely investment decisions for the Fund.

Section 3.  Duties of Clarity Capital.  Clarity Capital will manage the Fund in accordance with its investment management philosophy and policies detailed in Exhibit A “Clarity Fund, LLC Statement of Investment Policy” (as the same may be modified from time to time) and as mutually agreed by Fund and Clarity Capital, subject to the following:

(a)

In the performance of its duties and obligations under this Agreement will conform to and comply with the requirements of the Investment Advisers Act of 1940 (the “Advisers Act”) and all other applicable federal and state laws and regulations, as each is amended from time to time.

(b)

Clarity Capital will provide supervision of the investments for the Fund and will determine from time to time what securities will be purchased, retained or sold, or what portion of the Fund’s assets will be held uninvested in cash. Clarity Capital will not, without the prior approval of Fund, effect any transactions that violate the investment policies of Fund.

(c)

Clarity Capital will promptly notify Fund of any financial condition that is likely to impair Clarity Capital’s ability to fulfill its commitment under this Agreement. Services to be furnished by Clarity Capital under this Agreement may be furnished through the medium of any of Clarity Capital’s partners, officers, employees or agents.

(d)

Standard of Care.  Clarity Capital shall perform its duties hereunder with the exercise of the same degree of care, skill and prudence and diligence that a prudent person acting in a like capacity would apply in managing property of like kind.  Except as may be otherwise provided by law, Clarity Capital will not be liable to the Fund, a trust or account or any settlor, owner or beneficiary thereof for any loss that a trust, account, settlor, owner or beneficiary may suffer as a result of good faith decisions or actions by Clarity Capital that meet the standard of care set forth herein, that result from following the Fund's instructions or that are caused by the Fund, a custodian or any other person, including a broker dealer to which Clarity Capital directs transactions for the Trust or Account.  In managing the Fund, Clarity Capital will not be required to consider any other securities, cash or other investments or assets the Fund's trust or account or any settlor, owner or beneficiary thereof may own for diversification or other purposes, unless the Fund has asked Clarity Capital to do so and Clarity Capital has agreed to do so in writing.  Federal and state securities laws and ERISA impose liability in certain circumstances on persons who act in good faith and this Agreement does not waive or limit the rights of a trust or account under those laws.

(e)

Clarity Capital's Status as Fiduciary with Respect to ERISA Plan Assets.  Clarity Capital acknowledges that it is a plan fiduciary within the meaning of ERISA with respect to Fund assets identified to Clarity Capital as ERISA plan assets.

Section 4.  Duties of Fund.

(a)

Fund will maintain, keep current and preserve on behalf of the Fund, all records required by the Advisers Act and the rules thereunder, if any. Fund is responsible for providing all required reports and all required correspondence to participants in the Fund.

(b)

Fund will make arrangements to allow Clarity Capital to invest and monitor the assets of the Fund by electronic means on a real-time basis.

(c)

Fund will clearly disclose the relationship, as established under this Agreement, between Clarity Capital and the Fund with respect to the Fund and any participants therein.

Section 5.  Transactions Procedures.

(a)

Clarity Capital will not have possession or custody of any of the Fund assets nor have any responsibility or liability for custody. Fund suggests that Clarity Capital use a certain third-party custodian and Fund acknowledges 1) that Clarity Capital will not make any determination regarding the reasonableness of brokerage commissions charges; and 2) Fund may forego any savings on execution costs Clarity Capital may obtain for other advisory clients through, for example, negotiating volume discounts on batched orders; and 3) Fund may forego the opportunity to participate in initial public offerings. Fund has currently designated TD Ameritrade, Inc. and its affiliates as the custodian.  Fund may from time to time make additions to or withdrawals from the Fund. Fund agrees that it will authorize Clarity Capital, and will enter into an agreement with the custodian to authorize Clarity Capital to perform a daily download or view Fund data for the purpose of placing trades and reviewing transactions and daily activity. Fund agrees that it authorizes Clarity Capital to abide by the custodian’s trade error policy without regard to Clarity Capital’s trade error policy.

(b)

All fees and expenses charged to the Fund will be paid by the Fund from Fund assets.

Section 6.

Proxy Voting, Etc.

(a)

Unless otherwise notified by the Fund and subject to Paragraph 5(b) below, Clarity Capital shall be responsible for taking actions with respect to all proxies or consents which are solicited by or which relate to the issuers of securities which constitute all or any portion of the Assets, and shall keep adequate records in connection with the voting thereof.  Clarity Capital shall also be responsible for making all elections in connection with the voting thereof. Clarity Capital shall also be responsible for providing documentation for use by the client in connection with any mergers, acquisitions, tender offers, Bankruptcy proceedings or other similar occurrences that may affect the Assets. Clarity Capital shall exercise any such proxy voting rights or make any such elections in a manner that is consistent with the Investment Guidelines.  Clarity Capital will instruct the Fund to promptly forward to Clarity Capital all communications received by any custodian holding any of the Assets, including annual reports, proxy statements and proxies duly executed by the custodian (or other nominee) as the record owner of the Assets.  If requested by the Fund, Clarity Capital shall promptly forward copies of any such communications or documents to the Fund.

(b)

Clarity Capital shall not have authority or be responsible for taking any actions involving proxies or consents which are solicited by or which relate to the issuers of securities, which constitute all or any portion of the Assets and are governed by an ERISA plan or trust that expressly precludes the delegation of such authority to the Manager.

(c)

Clarity Capital shall promptly forward to the Fund any notices or communications received by it relating to any claims, actions or Bankruptcy proceedings involving the Assets. The Fund will instruct each custodian holding any of the Assets, as the record owner, to complete and file any class action notices or proofs of claim.

Section 7.  Section 13(f) Compliance.  Clarity Capital and Fund agree that only Fund will exercise “investment discretion” with respect to the Fund within the meaning of Section 13(f) of the 1934 Act, and that Fund will be responsible for filing any required reports with the Securities and Exchange Commission (the “Commission”) pursuant to such section and rules thereunder.

Section 8.  Compensation to Clarity Capital.

(a)

As compensation for Clarity Capital’s services to be rendered hereunder, Fund shall pay Clarity Capital a management fee calculated at the annual rate of 1% multiplied by the value of Fund average annual net assets plus a performance component. Management fees shall be due and payable quarterly in arrears. The valuation of Fund assets shall be made on the last trading day in each quarter and may be adjusted for capital contributions and withdrawals during a month on a pro-rated basis.

(b)

The advisory fee will not be assessed against the Capital Accounts maintained for Clarity Capital and its officers. Clarity Capital reserves the right in its sole discretion to waive the assessment of the management fee, in whole or in part, against the Capital Account of any Member.

(c)

Amounts due hereunder shall be paid by Fund within 10 days following the quarter.

Section 9.  Other Investment Activities of Clarity Capital.  It is understood that Clarity Capital or one or more of its affiliates has investment responsibilities, renders investment advice to and performs other investment advisory services for other individuals or entities (“Other Accounts”), and that Clarity Capital, its affiliates or any of its or their directors, officers, agents or employees may buy, sell or trade in any securities for their respective accounts (“Affiliated Accounts”). Subject to the provisions of Sections 2 and 3 hereof, Fund agrees that Clarity Capital or its affiliates may give advice or exercise management responsibility and take such other action for Other Accounts and Affiliated Accounts which may differ from the advice given or the time or nature of action taken for Client Accounts, provided that Clarity Capital acts in good faith, and provided further that it is Clarity Capital’s policy to allocate, within its reasonable discretion, investment opportunities to Client Accounts over a period of time on a fair and equitable basis relative to the Other Accounts and the Affiliated Accounts, taking into account the cash position and the investment objectives and policies of the Fund and any specific restrictions that may be applicable. It is further understood that one or more Other Accounts and Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund may take an interest from time to time, whether in transactions which involve the Fund or otherwise. Clarity Capital will have no obligation to acquire for the Fund a position in any investment which any Other Account or Affiliated Account may acquire, and Client Accounts will have no first right of refusal, co-investment or other rights in respect of such investment.

Section 10.  Indemnification.

(a)

Clarity Capital agrees to indemnify and hold harmless Fund and each person, if any, who controls Fund, its employees and agents against any and all loss, liability, claim, damage and expense, including but not limited to attorneys’ fees, as incurred, arising out of or based upon the breach by Clarity Capital of any provision of this Agreement, the inaccuracy of any of the representations made by Clarity Capital, any inaccurate or incomplete statement contained in Clarity Capital’s Form ADV, any failure on the part of Clarity Capital to carry out its duties under this Agreement, and any failure on the part of Clarity Capital to abide by applicable laws, rules or regulations.

(b)

Fund will give prompt notice to Clarity Capital of any action commenced against it in respect of which indemnity may be sought hereunder.

(c)

Fund agrees to indemnify and hold harmless Clarity Capital and each person, if any, who controls Clarity Capital, its employees and agents against any and all loss, liability, claim, damage and expense, including but not limited to attorneys’ fees, as incurred, arising out of or based upon the breach by Fund of any provision of this Agreement, the inaccuracy of any of the representations made by Fund, any failure on the part of Fund to carry out its duties under this Agreement or failure to carry out its duties it owes to its clients, and any failure on the part of Fund to abide by applicable laws, rules or regulations.

(d)

Clarity Capital will give prompt notice to Fund of any action commenced against it in respect of which indemnity may be sought hereunder.

(e)

IN NO EVENT SHALL CLARITY CAPITAL OR FUND BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES OR LOST PROFITS, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR WHETHER CLARITY CAPITAL OR FUND WAS ADVISED OF THE POSSIBILITY THEREOF.

Section 11.  Confidentiality.  Subject to the duty of the parties to comply with applicable law, including the demand of any regulatory or taxing authority having jurisdiction, both parties hereby agree to keep confidential all information regarding the other party including but not limited to financial affairs, confidential records, business information, software, programs, trade secrets or other proprietary information (“Confidential Information”) and shall not use, reproduce or distribute the same to any party at any time, except for the purposes of this Agreement, without the prior written consent of the other party. In the event a party is required by law to disclose Confidential Information, the disclosing party shall, to the extent reasonably practicable, provide the other party with 10 days prior written notice of such intended disclosure so as to enable such party to seek a court order or other remedy to maintain the confidentiality of such party’s information.  The provisions of this paragraph shall survive the termination of this Agreement.

Section 12.  Representations of Fund.

(a)

Fund represents that it is not prohibited by any applicable laws or the rules thereunder from acting as contemplated by this Agreement.

(b)

Fund represents that it will promptly advise Clarity Capital of any event or occurrence, which would render Fund’s documents or materials describing the services rendered by Clarity Capital materially inaccurate. Fund will obtain approval from Clarity Capital for any documents or materials describing Clarity Capital’s services. Fund is familiar with the services offered by Clarity Capital and will only utilize the Fund for those individuals and entities for which Fund believes the Fund is suitable and appropriate. Fund has disclosed the relationship between Clarity Capital to its clients in conformity with any applicable laws.

(c)

Except to the extent disclosed, there is no action, suit or proceeding before any court or governmental agency or body, domestic or foreign, now pending or, to the knowledge of Fund, threatened against or affecting Fund which could result in a material adverse change in the condition, financial or otherwise, business or prospects of Fund, or might materially and adversely affect its properties or assets. Fund agrees to use commercially reasonable efforts to inform Clarity Capital of any proceeding that would be disclosable under this provision as soon as reasonably practicable and consistent with any negotiations or discussions with any such court or governmental agency or body relating to such proceeding.

(d)

This Agreement has been duly authorized, executed and delivered by Fund and neither the execution nor delivery of this Agreement nor the performance by Fund of its obligations hereunder will conflict with or result in a breach of, any other terms or provisions of, or constitute, with or without giving notice or lapse of time or both, a default under, any agreement or instrument to which it is a party or by which it is bound, or any law, order, rule, or regulation applicable to it of any jurisdiction, court, federal or state regulatory body, administrative agency or other governmental body, stock exchange or securities association having jurisdiction over it or its property or operations.

Section 13.  Representations of Clarity Capital.

(a)

Clarity Capital represents that it is registered as an investment adviser under the Advisers Act and applicable state laws, and is not prohibited by any applicable laws or the rules thereunder from acting as contemplated by this Agreement.

(b)

In the performance of its duties and obligations under this Agreement, Clarity Capital represents that it will conform to and comply with the requirements of the Advisers Act and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c)

Clarity Capital will promptly advise Fund of any event or occurrence that would render Clarity Capital’s disclosure document describing the services it will render materially inaccurate.

(d)

Clarity Capital has the financial resources, personnel, properties and assets adequate for the performance of its obligations under this Agreement and will notify Fund promptly of any developments in its financial situation, which materially adversely impact its ability to perform its obligations hereunder.

(e)

Except to the extent disclosed, there is no action, suit or proceeding before any court or governmental agency or body, domestic or foreign, now pending or, to the knowledge of Clarity Capital, threatened against or affecting Clarity Capital which might result in any material adverse change in the condition, financial or otherwise, business or prospects of Clarity Capital, or might materially and adversely affect its properties or assets. Clarity Capital agrees to use commercially reasonable efforts to inform Fund of any proceeding that would be disclosable under this provision as soon as reasonably practicable and consistent with any negotiations or discussions with any such court or governmental agency or body relating to such proceeding.

(f)

This Agreement has been duly authorized, executed and delivered by Clarity Capital and neither the execution nor delivery of this Agreement nor the performance by Clarity Capital of its obligations hereunder will conflict with or result in a breach of, any other terms or provisions of, or constitute, with or without giving notice or lapse of time or both, a default under any agreement or instrument to which it is a party or by which it is bound, or any law, order, rule, or regulation applicable to it of any jurisdiction, court, federal or state regulatory body, administrative agency or other governmental body, stock exchange or securities association having jurisdiction over it or its property or operations.

Section 14.  Confidential Relationships.  All information and recommendations furnished by either party hereto to the other and all information regarding the operation of the Fund and investment of the assets therein shall be regarded and treated as confidential by the parties hereto.  Neither party hereto shall disclose any such confidential information to a third party except as may be required by law and except for disclosures to the custodian of the assets for the purpose of effecting transactions or exercising voting or other rights with respect to the assets, or in the case of the Fund, to report to the beneficiaries of the Fund or the persons who maintain Accounts with the Fund.

Section 15.  Amendment.  This Agreement may be amended at any time, but only by written agreement between Fund and Clarity Capital.

Section 16.  Effective Date.  The Agreement will become effective on the date set forth on the first page of this Agreement.

Section 17.  Assignment and Termination. No Assignment (as that term is defined in the Investment Advisers Act of 1940) of this Agreement shall be made by Clarity Capital without written consent of the Fund.  Fund may terminate this Agreement upon notice to Clarity Capital at any time within five (5) days from the date hereof.  Thereafter, this Agreement may be terminated by either party, without a penalty, upon not less than thirty (30) days written notice to the other party. In the event of a breach of any provision hereof by a party, this Agreement may be terminated immediately upon written notice to the other party.  Any termination will not affect the status, obligations or liabilities of any party hereto to the other party.  Upon termination, any fees owed to Clarity Capital shall be paid by Fund on a prorated basis as of the effective date of termination.

Section 18.  Governing Law.  This Agreement will be governed by the internal laws of the State of Iowa without regard to conflict of law principles, provided, however, that nothing herein shall be construed as inconsistent with the Advisers Act.

Section 19.  Severability.  Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement shall be binding upon and will inure to the benefit of the parties hereto and their respective successors.

Section 20.  Notice.  Any notice, advice or report to be given pursuant to this Agreement will be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party.

To Fund at:

Clarity Fund, Inc.

To Clarity Capital at:

Clarity Capital Management, Inc.

ATTN: President

P.O. Box 42124

Urbandale, Iowa 50322

Facsimile: (515) 252-7489

Section 21.  Force Majeure.  Neither party shall be liable for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority of general applicability, or acts of God.

Section 22.  Relationship of Parties.  The relationship of the parties hereunder shall be that of independent contractors. Neither party shall be deemed an employee, agent, joint venturer, or partner of the other.

Section 23.  Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but such counterparts will, together, constitute only one instrument. Where the effect of a requirement of the Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the Commission, whether of special or general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.

Section 24.  Survival.  The provisions of Section 10 (Indemnification), and Section 18 (Governing Law), shall survive the termination or expiration of this Agreement.

Section 25.     Mandatory Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitration(s) may be entered in any court.

Section 26.      General Provisions.

(a) Unless otherwise specified herein, all notices, instructions, and any advice of confirmations of security transactions or other matters contemplated by this Agreement shall be deemed to be duly given when received in writing by Clarity Capital at its address above, or when deposited by first class mail addressed to Fund at the address appearing below or at such other address as Fund shall specify in a notice similarly given.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.  As provided in Section 25, this Agreement is subject to mandatory arbitration in the event of any dispute or controversy; however, in the event that a court determines that Section 8 is unenforceable or invalid, then the Company and Client agree that any appropriate state court located in Polk County, Iowa or any Federal Court located in the Southern District of Iowa shall be the proper forum in which to adjudicate such case of controversy.  The parties hereto consent to the jurisdiction of such courts.

(c) Each section of this Agreement and any and every provision therein shall be severable from every other section of this Agreement and any and every provision thereof, and the invalidity or unenforceability of any section or provision shall not affect the validity of any other section or provision of this Agreement.

(d) This Agreement embodies the entire Agreement of the parties hereto with respect to the subject matter hereof, and all prior agreements, understanding, and negotiations are merged herein and superseded hereby.

(e) Except as provided in Section 3 with respect to the Fund’s investment objectives and in Section 8 with respect to Advisory Fees, this Agreement may not be amended unless such Amendment is in writing and signed by the parties sought to be bound.

(f) Notwithstanding anything to the contrary herein, Client shall have the right to terminate this Agreement without penalty within five (5) business days of the execution of this Agreement.

The Fund acknowledges that it has received the following:

1.

A copy of this Advisory Agreement and a copy of Clarity Capital’s Form ADV, Part II, dated _____________________; and

2.

A copy of Clarity Capital’s Privacy Disclosure Statement, dated ___________________.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

CLARITY FUND, INC.

CLARITY CAPITAL MANAGEMENT, INC.

By:___________________________________

By:

Title: Manager

Title: President

EXHIBIT A

Clarity Fund, LLC

Statement of Investment Policy

February 2008

Purpose

This Statement of Investment Policy serves to define the investment objectives, constraints and operating policies under which Clarity Capital Management (Investment Adviser) will operate in managing the Clarity Fund (Fund).  The assets will be non-diversified.

The Fund’s primary investment objective is to provide long-term total return through capital appreciation with a secondary objective of current income and current gains. The Fund will pursue its investment objectives by investing in a portfolio consisting of assets considered by the Clarity Capital Management to be trading with a margin of safety in relation intrinsic business value and/or with a favorable risk-reward profile. The Fund may, in the Investment Manager’s discretion, utilize both long and short positions in a variety of financial instruments to achieve its objectives.

Investment Objectives

▪

Return Requirements:  The portfolio’s total return is expected to be consistent with the total return on comparable broad market indexes over longer time periods.  The fund may be invested in a range of asset classes, including but not limited to common and preferred stocks, options, exchange-traded funds, fixed income instruments, and cash.  Positions may be long and short.

▪

Risk Tolerance:  The ability and willingness to assume risk are considered to be consistent with those inherent in a 100% equity portfolio, namely risk of loss of principal and significant market volatility, even though the portfolio is not expected to be fully invested in a long-only portfolio of equities at all times.

Constraints

▪

Time Horizon:  The portfolio has a long-term time horizon.

▪

Liquidity:  The majority of the Fund will be invested in exchange-traded assets that are considered highly liquid.

▪

Taxes:  Returns will be evaluated from both a pre-tax and after-tax perspective.

▪

Legal & Regulatory:  Funds will be managed according to the legal and regulatory factors that apply.

▪

Unique Considerations:  None

Asset Types

The Fund seeks to achieve its objective by investing primarily in common stocks and a variety of securities convertible into common stocks such as rights, warrants, convertible preferred stock and convertible bonds. The Fund may also invest in put and call options, commodities contracts and futures transactions such as stock index futures, may borrow money, purchase securities on margin and engage in short selling of securities (including short sales of exchange-traded funds). The Fund may invest in the securities of other investment companies, which may include exchange-traded funds. The Fund may invest in the equity securities of issuers of all sizes, including small and micro capitalization companies (which are those with a market capitalization of less than $2 billion). The Fund may also invest in other securities of a company not convertible into common stock, such as bonds and preferred stock, which the Investment Adviser determines may offer the opportunity for total return. Such convertible or non-convertible securities may be investment grade, non-investment grade or unrated. The Fund considers long-term capital gains preferable to short-term capital gains and dividend and interest income, but total return is the primary consideration and all such gains and income are acceptable.

•

Prohibited Investments

No assets are specifically prohibited, but the portfolio is expected to hold few, if any, illiquid, unmarketable securities.  Such investments may include, but shall not be limited to, deferred annuities, private real estate investment trusts, limited partnerships, and private placements.  No assets will be purchased which are specifically disallowed for legal and/or regulatory reasons.

Asset Allocation

The Fund is permitted to allocate its portfolio to any mix above the above assets, subject to any limits due to legal and regulatory factors.  The Fund will generally hold a more concentrated portfolio. While the Fund may be considered a “multi-cap” fund, in that it can invest in issuers of any market capitalization, the Fund will generally hold more companies with smaller capitalizations.

The Investment Adviser does not try to “time” the market. However, if there is cash available for investment and there are not securities which meet the Fund’s investment criteria or if Clarity Capital Management, Inc. determines that market conditions warrant, the Fund may invest without limitation in cash and cash equivalents such as money market fund shares and repurchase agreements on U.S. Government securities or other high quality fixed income securities for temporary defensive purposes. In the event that the Fund takes such a temporary defensive position, it may not achieve their investment objective during this temporary period.  The fund may hold a substantial portion of its assets in cash and equivalents at times.

Performance Measurement & Portfolio Benchmark

Results should compare favorably over a market cycle (typically three to five years) to the following benchmarks:

10-Year U.S. Treasury Bonds

S&P 500 Total Return Index

Russell 300 Value Index

Clarity Capital Management, Inc.

Date

Clarity Fund, LLC

Date